Exhibit 99.1

Company Contact:

Jim Stolze

Chief Financial Officer

314-678-6105

Investor Contact:

EVC Group, Inc.

Douglas Sherk & Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Stereotaxis Reports 19% Second Quarter Revenue Growth

Revenue Increases to $12.6 Million; Grows 34% for First Half of 2009

Record Recurring Revenue of $4.5 Million, a 62% increase over prior year

Operating Expenses Continue to Decline; 22% Decrease from Prior Year

St. Louis, MO, August 6, 2009 —Stereotaxis, Inc. (NASDAQ: STXS) today reported improved financial results for the second quarter ended June 30, 2009. Revenue for the recent second quarter totaled $12.6 million, an increase of 19% over the $10.7 million reported for the second quarter of 2008. During the quarter, the Company recognized revenue on eight Niobe® Magnetic Navigation Systems and two Odyssey™ systems totaling $8.2 million, while disposables, services and accessories revenue was a record $4.5 million, a 62% increase from the same period in 2008. Within recurring revenue, disposable revenue associated with utilization increased over 10% from the first quarter of 2009. The Company’s operating expenses fell to $14.6 million, a decrease of 22% from the second quarter of 2008.

For the first six months of 2009, revenue grew 34% to $23.8 million compared with $17.7 million in the first half of 2008. Gross margin increased 41% from $11.1 million to $15.7 million in the 2009 six month period. Operating expenses declined 19%, resulting in a 46% reduction in the operating loss to $13.8 million for the first six months of 2009 compared with $25.4 million in the same period in 2008.

Michael P. Kaminski, President and Chief Executive Officer, said, “EP labs and hospitals are recognizing the tremendous value we bring to the institution, the physician and the patient despite the challenging economic environment. During the first half of the year we generated strong revenue growth, reflecting an increase in installations as well as higher recurring revenue driven by the commercial introduction of the magnetic irrigated catheter. And we’ve continued to drive operating expenses lower. Finally, we have introduced four new products in the first half of the year and expect several more in the balance of the year which demonstrates our commitment to strengthening our value in electrophysiology.

“The rollout of the magnetic irrigated catheter in the U.S. and Europe is proceeding well. We anticipate a steady increase in utilization over time as sites gain more experience with its use and clinical results remain very positive. As we have stated, we completed the roll-out of the magnetic irrigated catheter in Europe. To date, we have introduced the catheter at 51 of the 70 sites in the U.S. We are on target to complete the U.S. roll-out by the end of this year and expect to see year over year growth in utilization in the U.S.,” said Mr. Kaminski.

“Interest in the Odyssey and Cinema systems remains strong. We believe there is a substantial opportunity for sales of Odyssey to electrophysiologists who do not have a Niobe system, and we are actively pursuing these potential customers.

New capital orders for the quarter were $5 million. Our expectations are that our backlog, which totaled $42 million for orders we expect to convert to revenue in the next 18 months, should help insulate us from a weaker short term order rate and provide the foundation for us to grow in the next 18 months. We continue to expect 2009 revenue to exceed 2008 revenue, and we are focused on driving as much of that as possible to the bottom line, resulting in a significantly improved financial performance for the Company,” Mr. Kaminski concluded.

Second Quarter 2009 Financial Performance

Gross margin for the quarter was $8.0 million, or 63% of revenue, compared with $6.5 million, or 61% of revenue in the second quarter of 2008. Included in the margin in the recent second quarter were approximately $400,000 in one time service costs.

Second quarter operating expenses decreased 22% to $14.6 million from $18.7 million in the second quarter of 2008. Included in the recent second quarter was a $535,000 charge to write-off unusable assets.

The Company reported a net loss for the second quarter of 2009 of $7.4 million, or $(0.18) per share. This compares with a net loss for the second quarter of 2008 of $12.8 million, or $(0.35) per share. The weighted average shares for the recent second quarter totaled 41.7 million compared with 36.5 million in the second quarter of last year. The increase was due in large part to the issuance of 4.4 million shares as part of two concurrent private placements of stock completed in December 2008.

Cash used in operations was $5.6 million for the second quarter of 2009 compared with $7.3 million in the second quarter of 2008. Cash and equivalents at June 30, 2009 totaled $12.8 million, compared with $30.4 million at December 31, 2008. Total debt was $28.4 million, including $13.2 million drawn against the Company’s $25 million line of credit.

2009 Financial Guidance

The Company updated its outlook for 2009 as follows:

•	Revenue for 2009 is expected to exceed revenue for 2008, with growth being driven by Niobe backlog conversion, Odyssey revenue and an increase of more than 50% in recurring revenue.

•	Gross margins above 65%.

•

Operating expenses below the 2008 level of $67.2 million, with sales and marketing expenses at or above the $28.7 million level of 2008 and R&D and G&A below the $17.4 million and $21.1 million, respectively, in 2008.

Conference Call Information

The Company has scheduled a conference call for 8:30 a.m. Eastern Time today to discuss its financial results for the second quarter. To access the conference call, please dial (877) 941-2333. International participants can call (480) 629-9724. An audio replay of the call will be available for seven days following the call at (800) 406-7325 for U.S. callers or (303) 590-3030 for those calling outside the U.S. The password required to access the replay is 4110443#. The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=60241

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of arrhythmias and coronary artery disease. The Stereotaxis system is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe, Canada and elsewhere.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company’s products in the marketplace, the effect of global credit and economic conditions on the ability and willingness of customers to purchase our systems, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approval and return of the irrigated catheter to the market, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue
System	$8,162,504	$7,898,310	$15,023,312	$12,275,707
Disposables, service and accessories	4,481,833	2,760,282	8,754,162	5,411,335

Total revenue	12,644,337	10,658,592	23,777,474	17,687,042

Cost of revenue
System	3,212,031	3,868,166	5,775,513	5,724,268
Disposables, service and accessories	1,453,854	314,471	2,351,052	884,431

Total cost of revenue	4,665,885	4,182,637	8,126,565	6,608,699

Gross margin	7,978,452	6,475,955	15,650,909	11,078,343

Operating expenses:
Research and development	3,636,007	4,782,074	6,945,870	9,480,871
Sales and marketing	7,680,549	8,621,028	15,133,984	16,284,739
General and administration	3,314,678	5,262,213	7,352,843	10,738,335

Total operating expenses	14,631,234	18,665,315	29,432,697	36,503,945

Operating loss	(6,652,782)	(12,189,360)	(13,781,788)	(25,425,602)
Other income	304,709	—	555,646	—
Interest income	4,376	24,226	31,349	131,954
Interest expense	(1,096,080)	(624,527)	(1,775,071)	(1,027,178)

Net loss	$(7,439,777)	$(12,789,661)	$(14,969,864)	$(26,320,826)

Net loss per common share:
Basic and diluted	$(0.18)	$(0.35)	$(0.36)	$(0.72)

Weighted average shares used in computing net loss per common share:
Basic and diluted	41,670,130	36,523,194	41,476,704	36,507,915

STEREOTAXIS, INC.

BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$12,779,581	$30,355,657
Short-term investments
Accounts receivable, net of allowance of $200,364 and $328,307 in 2009 and 2008, respectively	11,951,238	9,739,008
Current portion of long-term receivables	197,912	197,351
Inventories	7,458,777	8,086,956
Prepaid expenses and other current assets	4,184,150	2,966,510

Total current assets	36,571,658	51,345,482
Property and equipment, net	5,818,582	6,420,600
Intangible assets	1,211,111	1,277,778
Long-term receivables	284,119	298,123
Other assets	24,632	98,382

Total assets	$43,910,102	$59,440,365

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$14,901,491	$3,901,491
Accounts payable	4,279,511	4,561,928
Accrued liabilities	8,157,417	9,873,818
Deferred contract revenue	8,108,174	9,676,339
Warrants	4,498,945	—

Total current liabilities	39,945,538	28,013,576

Long term debt, less current maturities	13,496,487	25,271,547
Long term deferred contract revenue	823,616	1,225,656
Other liabilities	147,317	158,905

Stockholders’ equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2009 and 2008; none outstanding at 2009 and 2008	—	—
Common stock, par value $0.001; 100,000,000 shares authorized at 2009 and 2008; 42,747,838 and 42,049,792 issued at 2009 and 2008, respectively	42,748	42,050
Additional paid-in capital	300,588,586	300,892,957
Treasury stock, 40,151 shares at 2009 and 2008	(205,999)	(205,999)
Accumulated deficit	(310,928,191)	(295,958,327)

Total stockholders’ equity	(10,502,856)	4,770,681

Total liabilities and stockholders’ equity	$43,910,102	$59,440,365